Exhibit 99.1

FOR IMMEDIATE RELEASE

April 16, 2014

Analysts:	Todd Beekman (todd.beekman@huntington.com), 614.480.3878
Mark Muth (mark.muth@huntington.com), 614.480.4720

Media:    Maureen Brown (maureen.brown@huntington.com), 614.480.5512

HUNTINGTON BANCSHARES INCORPORATED REPORTS 2014 FIRST QUARTER NET

INCOME OF $149 MILLION AND EARNINGS PER COMMON SHARE OF $0.17

AVERAGE LOANS GROW MORE THAN 6% FROM THE PRIOR YEAR

Specific highlights compared with the 2013 First Quarter:

•	Earnings per common share stable at $0.17, net income down 3% to $149 million

•	$0.41, or 7%, increase in tangible book value per common share to $6.31

•	$5 million, or 1%, increase in fully-taxable equivalent revenue

•	$13 million, or 3%, increase in fully-taxable equivalent net interest income to $443 million, reflecting:

•	8% average earning asset growth, and

•	3.27% fully-taxable equivalent net interest margin (NIM), down 15 basis points

•	$8 million, or 3%, decrease in noninterest income, reflecting:

•	$22 million, or 49%, decrease in mortgage banking income, and

•	$17 million increase in securities gains, related to repositioning the portfolio for Liquidity Coverage Ratio

•	$17 million, or 4%, increase in noninterest expense, including $13 million of one-time merger-related expenses and a $9 million increase in litigation reserves

•	1.01% return on average assets, down from 1.12%

•	Nonaccrual loans declined to 0.74% of total loans and leases, down from 0.92%

•	Tier 1 Common Ratio of 10.63%, up from 10.62%

Specific highlights compared with the 2013 Fourth Quarter:

•	$9 million, or 6%, decrease in net income and $0.01 decrease in earnings per common share

•	$5 million, or 1%, increase in fully-taxable equivalent net interest income, reflecting:

•	4% average earning asset growth, and

•	3.27% fully-taxable equivalent net interest margin (NIM), down 1 basis point

•	$1 million, or less than 1%, decrease in noninterest income

•	$14 million, or 3%, increase in noninterest expense

•	14.6 million common shares repurchased at an average price of $9.32 per share

COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported 2014 first quarter net income of $149 million, a decrease of $4 million, or 3%, from the 2013 first quarter and a decrease of $9 million, or 6%, from the 2013 fourth quarter. Earnings per common share were $0.17, unchanged from the year-ago quarter and a $0.01 decrease from the prior quarter.

Huntington today announced two capital actions approved by the Board of Directors. First, the Board declared a quarterly cash dividend on the company’s common stock of $0.05 per common share. The dividend is payable July 1, 2014, to shareholders of record on June 17, 2014. Second, the Board approved the repurchase of up to $250 million of common stock through the first quarter of 2015. The new repurchase authorization represents a $23 million, or 10%, increase from the recently completed common stock repurchase authorization. Both actions were proposed in the January 2014 capital plan, which received no objections from the Federal Reserve. Purchases of common stock may include open market purchases, privately negotiated transactions, and accelerated repurchase programs.

Strategies Continue to Drive Business Performance

“Huntington continued to deliver solid financial performance in the first quarter with strong balance sheet growth that drove increased net interest income year over year,” said Stephen D. Steinour, chairman, president and CEO of Huntington Bancshares. “We also invested in key businesses and our distribution network for future growth. We are particularly pleased that we have been able to proceed with our ongoing investments, while controlling expenses across the enterprise and achieving positive operating leverage.”

“During the quarter, we saw significant increases in C&I and auto lending,” added Steinour. “Our customer base once again expanded, and we completed the acquisition and conversion of one bank. Last week, we announced the acquisition of 11 additional branches in Michigan, one of our key markets. Also during the quarter, we moved up to become the largest SBA lender in the country by number of loans, and introduced mobile deposit for consumers. Huntington was also named one of the best commercial and business banks in the country by Greenwich Associates.”

“We also announced the hiring of Howell D. “Mac” McCullough III as our CFO,” added Steinour. “During his 30-year banking career, Mac has extensive experience in strategic planning, driving organic revenue, disciplined expense management, online and mobile banking, investor relations and mergers and acquisitions. He also shares Huntington’s belief in customer advocacy and the creation of innovative products, where he has a proven track record.”

Table 1 – Earnings Performance Summary

	2014	2013
($ in millions, except per share data)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Net Income	$149.1	$158.2	$178.8	$151.0	$153.3
Diluted earnings per common share	0.17	0.18	0.20	0.17	0.17

Return on average assets	1.01%	1.09%	1.27%	1.08%	1.12%
Return on average common equity	9.9	10.5	12.3	10.4	10.7
Return on average tangible common equity	11.3	12.1	14.2	12.1	12.4
Net interest margin	3.27	3.28	3.34	3.38	3.42
Efficiency ratio	66.4	63.4	60.3	63.7	62.9

Tangible book value per common share	$6.31	$6.26	$6.09	$5.87	$5.90
Cash dividends declared per common share	0.05	0.05	0.05	0.05	0.04
Average diluted shares outstanding (000’s)	842,677	842,324	841,025	843,840	848,708

Average earning assets	$54,961	$53,012	$51,247	$51,156	$50,960
Average loans	43,423	43,139	41,994	41,279	40,864
Average core deposits	45,195	44,747	43,773	43,768	43,616

Tangible common equity / tangible assets ratio	8.63%	8.82%	9.01%	8.76%	8.91%
Tier 1 common risk-based capital ratio	10.63	10.90	10.85	10.71	10.62

NCOs as a % of average loans and leases	0.40%	0.43%	0.53%	0.34%	0.51%
NAL ratio	0.74	0.75	0.78	0.87	0.92
ACL as a % of total loans and leases	1.56	1.65	1.72	1.86	1.91

Significant Items Influencing Financial Performance Comparisons

From time-to-time, revenue, expenses, or taxes are impacted by items we judge to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that we believe their outsized impact at that time to be infrequent or short term in nature. We believe the disclosure of such “Significant Items,” when appropriate, aids analysts / investors in better understanding performance trends. (See Significant Items under the Basis of Presentation for a full discussion.)

Table 2 highlights the Significant Items impacting reported results for the prior five quarters. This quarter contained two significant items: $12 million net pre-tax negative impact related to the Camco Financial acquisition and related branch divestiture and a $9 million addition to litigation reserves. There were no significant events during the quarters ended June 30, 2013 and March 31, 2013.

Table 2 – Significant Items Influencing Earnings Performance Comparisons

Three Months Ended	Pre-Tax Impact	After-Tax Impact
(in millions, except per share)	Amount	Amount (1)	EPS (2)
March 31, 2014 – net income		$149	$0.17
• Camco Financial acquisition, net	$(12)	(8)	(0.01)
• Addition to litigation reserves	$(9)	(6)	(0.01)

December 31, 2013 – net income		$158	$0.18
• Franchise repositioning related expense	$(7)	(5)	(0.01)

	Pre-Tax Impact	After-Tax Impact
(in millions, except per share)	Amount	Amount (1)	EPS (2)

September 30, 2013 – net income		$179	$0.20
• Pension curtailment gain	34	22	0.03
• Franchise repositioning related expense	(17)	(11)	(0.01)

June 30, 2013 – net income		$151	$0.17

March 31, 2013 – net income		$153	$0.17

(1)	Favorable (unfavorable) impact on net income; 35% tax rate
(2)	EPS reflected on a fully diluted basis

Net Interest Income, Net Interest Margin, and Average Balance Sheet

Table 3 – Net Interest Income and Net Interest Margin Performance Summary

	2014	2013
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Change
($ in millions)						LQ	YOY
Net interest income	$437.5	$430.6	$424.9	$424.9	$424.2	2%	3%
FTE adjustment	5.9	8.2	6.6	6.6	5.9	(28)	(0)

Net interest income - FTE	443.4	438.8	431.5	431.5	430.1	1	3
Noninterest income	248.5	249.9	253.8	251.9	256.6	(1)	(3)

Total revenue - FTE	$691.9	$688.7	$685.3	$683.4	$686.7	0%	1%

						Change bp
Yield / Cost						LQ	YOY
Total earning assets	3.53%	3.58%	3.64%	3.68%	3.75%	(5)	(22)
Total loans and leases	3.75	3.77	3.87	3.95	4.03	(2)	(28)
Total securities	2.52	2.60	2.41	2.38	2.39	(9)	13

Total interest-bearing liabilities	0.36	0.42	0.42	0.42	0.45	(6)	(9)
Total interest-bearing deposits	0.28	0.32	0.33	0.36	0.38	(4)	(10)

Net interest rate spread	3.17	3.15	3.20	3.26	3.30	2	(13)
Impact of noninterest-bearing funds on margin	0.10	0.13	0.14	0.12	0.12	(2)	(2)

Net interest margin	3.27%	3.28%	3.34%	3.38%	3.42%	(1)	(15)

See Page 8 of Quarterly Financial Supplement for additional rate detail.

Fully-taxable equivalent (FTE) net interest income increased $13 million, or 3%, from the 2013 first quarter. This reflected the benefit from the $2.6 billion, or 6%, of average loan growth and a $1.4 billion, or 14%, increase in other earnings assets, the majority of which were investment securities that meet the requirements for high quality liquid assets (HQLA) as proposed in the Liquidity Coverage Ratio (LCR) rules issued by the regulators last October. This was partially offset by the 15 basis point decrease in the FTE net interest margin (NIM) to 3.27%. The 22 basis point negative impact on NIM from the mix and yield of earning assets was partially offset by the 7 basis point reduction in funding costs.

Table 4 – Average Earning Assets – C&I and Automobile Continue To Drive Growth

	2014	2013
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Change (%)
(in billions)						LQ	YOY

Average Loans and Leases
Commercial and industrial	$17.6	$17.7	$17.0	$17.0	$17.0	(0)%	4%
Commercial real estate	4.9	4.9	4.9	5.0	5.3	(0)	(7)

Total commercial	22.5	22.6	21.9	22.0	22.2	(0)	1

Automobile	6.8	6.5	6.1	5.3	4.8	4	40
Home equity	8.3	8.3	8.3	8.3	8.4	(0)	(1)
Residential mortgage	5.4	5.3	5.3	5.2	5.0	1	8
Other consumer	0.4	0.4	0.4	0.5	0.4	0	(6)

Total consumer	20.9	20.6	20.1	19.2	18.6	2	12

Total loans and leases	43.4	43.1	42.0	41.3	40.9	1	6

Total securities	11.2	9.5	8.8	9.1	9.3	18	20
Held-for-sale and other earning assets	0.4	0.4	0.4	0.8	0.8	(8)	(54)
Total earning assets	$55.0	$53.0	$51.2	$51.2	$51.0	4%	8%

See Page 6 of Quarterly Financial Supplement for additional detail.

Average loans and leases increased $2.6 billion, or 6%, from the prior year, driven by:

•	$2.0 billion, or 40%, increase in average Automobile loans, as originations remained strong and our investments throughout the Northeast and upper Midwest continued to grow as planned.

•	$0.7 billion, or 4%, increase in average Commercial and Industrial (C&I) loans and leases. This reflected the continued growth within the international specialty vertical, Business Banking, and dealer floorplan.

Partially offset by:

•	$0.4 billion, or 7%, decrease in average Commercial Real Estate (CRE) loans. This decrease reflected continued runoff of the noncore portfolio, while originations in core portfolio outpaced runoffs in the most recent quarter.

Table 5 – Average Liabilities – Noninterest Bearing Deposit Growth Continues and Customers Move from CDs to Money Market Deposits

	2014	2013
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Change (%)
(in billions)						LQ	YOY
Average Deposits
Demand deposits - noninterest bearing	$13.2	$13.3	$13.1	$12.9	$12.2	(1)%	8%
Demand deposits - interest bearing	5.8	5.8	5.8	5.9	6.0	0	(3)

Total demand deposits	19.0	19.1	18.9	18.8	18.1	(1)	5
Money market deposits	17.6	16.8	15.7	15.1	15.0	5	17
Savings and other domestic deposits	5.0	4.9	5.0	5.1	5.1	1	(2)
Core certificates of deposit	3.6	3.9	4.2	4.8	5.3	(8)	(32)

Total core deposits	45.2	44.7	43.8	43.8	43.6	1	4
Other domestic deposits of $250,000 or more	0.3	0.3	0.3	0.3	0.4	3	(21)
Brokered deposits and negotiable CDs	1.8	1.4	1.6	1.8	1.7	27	5
Other deposits	0.3	0.4	0.4	0.3	0.3	(7)	(3)

Total deposits	47.6	46.8	46.0	46.2	46.0	2	3

Short and long-term borrowings	4.9	3.7	3.0	2.7	2.8	31	75

Total Interest-bearing liabilities	$39.3	$37.2	$35.9	$36.1	$36.6	6%	7%

See Page 6 of Quarterly Financial Supplement for additional detail.

Average noninterest bearing deposits increased $1.0 billion, or 8%, while average interest-bearing liabilities increased $2.6 billion, or 7%, from the 2013 first quarter, primarily reflecting:

•	$2.6 billion, or 17%, increase in money market deposits reflecting the strategic focus on customer growth and increased share of wallet among both consumer and commercial customers.

•	$2.1 billion, or 75%, increase in short- and long-term borrowings, which were used to efficiently finance growth in loans and HQLA securities while continuing to lower the overall cost of funds.

Partially offset by:

•	$1.7 billion, or 32%, decrease in average core certificates of deposit due to the strategic focus on changing the funding sources to no-cost demand deposits and lower cost money market deposits.

Noninterest Income

Table 6 – Noninterest Income – Mortgage Banking Drove Declines

	2014	2013
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Change (%)
(in millions)						LQ	YOY
Noninterest Income
Service charges on deposit accounts	$64.6	$70.0	$72.9	$68.0	$60.9	(8)%	6%
Mortgage banking income	23.1	24.3	23.6	33.7	45.2	(5)	(49)
Trust services	29.6	30.7	30.5	30.7	31.2	(4)	(5)
Electronic Banking	23.6	24.3	24.3	23.3	20.7	(3)	14
Insurance income	16.5	15.6	17.3	17.2	19.3	6	(14)
Brokerage Income	17.1	15.1	16.5	19.5	18.0	13	(5)
Bank owned life insurance income	13.3	13.8	13.7	15.4	13.4	(4)	(1)
Capital markets fees	9.2	12.3	12.8	12.2	7.8	(25)	17
Gain on sale of loans	3.6	7.1	5.1	3.3	2.6	(50)	36
Securities (losses) gains	17.0	1.2	0.1	(0.4)	(0.5)	1270	NR
Other income	31.0	35.4	37.0	28.9	38.0	(12)	(18)

Total noninterest income	$248.5	$249.9	$253.8	$251.9	$256.6	(1)%	(3)%

NR-Not relevant

In the 2014 first quarter, noninterest income decreased $8 million, or 3%, from the year-ago quarter, primarily reflecting:

•	$22 million, or 49%, decrease in mortgage banking income primarily driven by 41% reduction in volume, lower gain on sale margin, and a higher percentage of originations held on the balance sheet.

•	$7 million, or 18%, decrease in other income as the year-ago quarter included a $9 million gain on the sale of Low Income Housing Tax Credit (LIHTC) investments.

Partially offset by:

•	$17 million increase in securities gains as we adjusted the mix of our securities portfolio to prepare for the LCR.

•	$4 million, or 6%, increase in service charges on deposit accounts reflecting 7% consumer household and 3% commercial relationship growth and changing customer usage patterns. This more than offset the negative impact of the February 2013 implementation of a new posting order for consumer transaction accounts.

•	$3 million, or 14%, increase in electronic banking due to continued consumer household growth.

Compared to the 2013 fourth quarter, noninterest income decreased $1 million, or 1%, reflecting typical seasonality within service charges on deposit accounts, which decreased $5 million. Other linked quarter changes were a $4 million decrease in gain on sale of loans from reduced SBA loan sales, a $4 million decrease in other income, and a $3 million decrease in capital market fees related to customer derivatives. These were partially offset by a $16 million increase in securities gains.

Huntington early adopted ASU 2014-01 Accounting for Investments in Qualified Affordable Housing Projects during the first quarter. This changed the method of recognition for eligible investments from an effective yield approach to a proportional amortization approach. The guidance was applied on a full retrospective basis to all prior periods. The current quarter impact was a $5 million increase in noninterest income, a $3 million increase to income tax expense, and a $1 million increase to net income. The year-ago quarter impact was a $4 million increase in noninterest income, a $3 million increase to income tax expense, and a $1 million increase to net income.

Noninterest Expense

Table 7 – Noninterest Expense – Decreases When Considering Significant Items

	2014	2013
	First	Fourth	Third	Second	First	Change (%)
(in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Noninterest Expense
Personnel costs	$249.5	$249.6	$229.3	$263.9	$258.9	(0)%	(4)%
Outside data processing and other services	51.5	51.1	49.3	49.9	49.3	1	5
Net occupancy	33.4	32.0	35.6	27.7	30.1	5	11
Equipment	28.8	28.8	28.2	24.9	24.9	(0)	16
Marketing	10.7	13.7	12.3	14.2	11.0	(22)	(3)
Deposit and other insurance expense	13.7	10.1	11.2	13.5	15.5	36	(11)
Amortization of intangibles	9.3	10.3	10.4	10.4	10.3	(10)	(10)
Professional services	12.2	11.6	12.5	9.3	7.2	6	70
Other expense	51.0	39.0	34.6	32.1	35.7	31	43

Total noninterest expense	$460.1	$446.0	$423.3	$445.9	$442.8	3%	4%

(in thousands)
Number of employees (Average full-time equivalent)	11.8	11.9	11.7	11.4	11.2	(1)%	6%

In the 2014 first quarter, noninterest expense increased $17 million, or 4%, from the year-ago quarter. When adjusting for the $22 million of Significant Items, noninterest expense decreased $4 million. The $17 million increase in the reported noninterest expenses primarily reflects:

•	$15 million, or 43%, increase in other expense, reflecting a $9 million addition to litigation reserves and a $3 million goodwill impairment.

•	$5 million, or 70%, increase in professional services, including $2 million of one-time merger related expenses.

•	$4 million, or 16%, increase in equipment expense, reflecting increased depreciation on technology investments.

•	$3 million, or 11%, increase in net occupancy, reflecting $2 million of one-time merger related expenses.

•	$2 million, or 5%, increase in outside data processing and other services, reflecting $4 million of one-time merger related expenses.

Partially offset by:

•	$9 million, or 4%, decrease in personnel costs, primarily reflecting the curtailment of the pension as of the end of 2013 that was partially offset by $2 million of one-time merger related expenses.

Noninterest expense of $460 million for the 2014 first quarter included $22 million of Significant Items and was up $14 million, or 3%, from the 2013 fourth quarter noninterest expense of $446 million, which included a $7 million Significant Item. After excluding the impact of Significant Items from both quarters, noninterest expense was essentially unchanged as the remaining $4 million increase in deposit and other insurance was largely offset by the remaining $3 million decline in marketing.

Credit Quality

Table 8 – Summary Credit Quality Metrics – Addition of Camco Offsets Positive Trends

	2014	2013
($ in thousands)	Mar. 31	Dec. 31	Sep. 30	Jun. 30	Mar. 31
Total nonaccrual loans and leases	$327,158	$322,056	$333,106	$363,547	$380,312
Total other real estate, net	35,691	27,664	29,154	21,066	25,139
Other NPAs (1)	2,440	2,440	12,000	12,087	10,045

Total nonperforming assets(2)	$365,289	$352,160	$374,259	$396,699	$415,496
Accruing loans and leases past due 90 days or more	98,412	76,209	94,966	94,123	108,423

NPAs + accruing loans and lease past due 90 days or more	$463,701	$428,369	$469,225	$490,822	$523,919

NAL ratio (3)	0.74%	0.75%	0.78%	0.87%	0.92%
NPA ratio (4)	0.82	0.82	0.88	0.95	1.01
(NPAs+90 days)/(Loans+OREO)	1.17	1.20	1.29	1.38	1.48

Provision for credit losses	$24,630	$24,331	$11,400	$24,722	$29,592
Net charge-offs	42,986	46,447	55,742	34,790	51,687
Net charge-offs / Average total loans	0.40%	0.43%	0.53%	0.34%	0.51%

Allowance for loans and lease losses	$631,918	$647,870	$666,030	$733,076	$746,769

Allowance for unfunded loan commitments and letters of credit	59,368	62,899	66,857	44,223	40,855

Allowance for credit losses (ACL)	$691,286	$710,769	$732,887	$777,299	$787,624

ACL as a % of:
Total loans and leases	1.56%	1.65%	1.72%	1.86%	1.91%
NALs	211	221	220	214	207
NPAs	191	202	196	196	190

(1)	Other nonperforming assets represent an investment security backed by a municipal bond.
(2)	Includes $76.8 million at March 31, 2014; $75.5 at December 31, 2013; $57.9 at September 30, 2013; $59.6 million at June 30, 2013; $59.9 million at March 31, 2013; related to Chapter 7 bankruptcy loans
(3)	Total NALs as a % of total loans and leases
(4)	Total NPAs as a % of sum of loans and leases, impaired loans held for sale, and net other real estate.

See Pages 11-14 of Quarterly Financial Supplement for additional detail.

Most credit quality-related metrics in the 2014 first quarter reflected continued improvement that were partially offset by the addition of the Camco portfolio. Nonaccrual loans and leases (NALs) decreased $53 million, or 14%, compared to a year ago to $327 million, or 0.74%, of total loans and leases. Nonperforming assets (NPAs) decreased $50 million, or 12%, to $365 million, or 0.82%, of total loans and leases, OREO, and other NPAs and included $12 million of Camco related NPAs.

The provision for credit losses decreased $5 million, or 17%, compared to the year ago quarter due to the continued decline in classified, criticized, and nonaccrual loans. Net charge-offs (NCOs) decreased $9 million, or 17%, to $43 million primarily related to the continued improvement of the CRE portfolio. NCOs were an annualized 0.40% of average loans and leases in the current quarter compared to 0.51% in the year-ago quarter.

The period-end allowance for credit losses (ACL) as a percentage of total loans and leases decreased to 1.56% from 1.91% a year ago, while the ACL as a percentage of period-end total NALs increased to 211% from 207%. The decrease in the ACL as a percent of total loans is consistent with the improved credit quality metrics and the impact of the CAMCO portfolio.

Capital

Table 9 – Capital Ratios – Tier 1 Common Stable

	2014	2013
(in millions)	Mar. 31	Dec. 31,	Sep. 30	Jun. 30	Mar. 31
Tangible common equity / tangible assets ratio	8.63%	8.82%	9.01%	8.76%	8.91%

Tier 1 common risk-based capital ratio	10.63%	10.90%	10.85%	10.71%	10.62%

Regulatory Tier 1 risk-based capital ratio	11.99%	12.28%	12.36%	12.24%	12.16%
Excess over 6.0% (1)	$3,051	$3,121	$3,096	$3,000	$2,953

Regulatory Total risk-based capital ratio	14.19%	14.57%	14.67%	14.57%	14.55%
Excess over 10.0% (1)	$2,134	$2,271	$2,274	$2,197	$2,181

Total risk-weighted assets	$50,931	$49,690	$48,687	$48,080	$47,937

(1)	“Well-capitalized” regulatory threshold

See Page 15 of Quarterly Financial Supplement for additional detail.

The tangible common equity to tangible assets ratio at March 31, 2014, was 8.63%, down 28 basis points from a year ago. Our Tier 1 common risk-based capital ratio was 10.63%, up from 10.62% a year ago. Huntington estimates the negative impact to Tier 1 common risk-based capital from the 2015 first quarter implementation of the Federal Reserve’s revised Basel III capital rules will be no greater than the previously communicated 60 bp estimate. The company continues to work to mitigate this potential impact.

The regulatory Tier 1 risk-based capital ratio at March 31, 2014, was 11.99%, down slightly from 12.16% a year ago. The decrease in the regulatory Tier 1 risk-based capital ratio reflected the redemption of $50 million of qualifying preferred securities on December 31, 2013 and an increase in risk-weighted assets caused by organic balance sheet growth as well as assets acquired from Camco. These declines were offset by the increase in retained earnings. All capital ratios were impacted by the repurchase of 27 million common shares over the last four quarters, 15 million of which were repurchased during the 2014 first quarter, as well as the issuance of 9 million common shares in the Camco acquisition.

Income Taxes

The provision for income taxes in the 2014 first quarter was $52 million and $55 million in the 2013 first quarter. The effective tax rates for the 2014 first quarter and 2013 first quarter were 25.9% and 26.5%, respectively. At March 31, 2014, we had a net federal deferred tax asset of $124 million and a net state deferred tax asset of $42 million. Based on both positive and negative evidence and our level of forecasted future taxable income, there was no impairment to the net federal and net state deferred tax assets at March 31, 2014. As of March 31, 2014 and March 31, 2013, there was no disallowed deferred tax asset for regulatory capital purposes.

2014 Expectations

“Our loan pipelines are strong, and we see signs that our customers are more confident in the economy,” said Steinour. “Our Midwestern markets are recovering with downward unemployment trends and ongoing investments by manufacturers and other businesses. Notwithstanding these tailwinds, we continue to face a challenging regulatory and competitive environment.”

Net interest income is expected to increase moderately. We anticipate an increase in earning assets as total loans moderately grow and investment securities remain near current levels. However, those benefits to net interest income are expected to be mostly offset by continued downward pressure on NIM. While we are maintaining a disciplined approach to loan pricing, asset yields remain under pressure but the continued opportunity of deposit repricing remains, albeit closer to current levels.

The C&I portfolio is expected to see growth consistent with the anticipated increase in customer activity. Our C&I loan pipeline remains robust with much of this reflecting the positive impact from our investments in specialized commercial verticals, automotive dealer relationships, focused OCR sales process, and continued support of middle market and small business lending. Automobile loan originations remain strong and portfolio balances are expected to continue to grow. Residential mortgages, home equity, and CRE loan balances are expected to increase modestly.

We anticipate the increase in total loans will outpace growth in total deposits modestly. This reflects our continued focus on the overall cost of funds, through the issuance of long-term debt as well as the continued shift towards low- and no-cost demand deposits and money market deposit accounts.

Noninterest income, excluding the impact of any net MSR activity and securities gains, is expected to be slightly higher than current seasonally low levels. Beginning in July, we anticipate a change in our consumer checking accounts that is estimated to impact service charges on deposits negatively by $6 million per quarter.

Noninterest expense is expected to be slightly higher than current levels, excluding the net $22 million of negative impact from Significant Items we experienced in the 2014 first quarter. The 2014 second quarter is expected to be negatively impacted by annual peak marketing expenses, a full quarter’s inclusion of Camco, and annual merit increases to personnel expense. We are committed to delivering positive operating leverage for the 2014 full year.

NPAs are expected to show continued improvement. NCOs are within our expected normalized range of 35 to 55 basis points. The level of provision for credit losses was below our long-term expectation, and we continue to expect moderate quarterly volatility.

The effective tax rate for the remainder of 2014 is expected to be in the range of 25% to 28%, primarily reflecting the impacts of tax-exempt income, tax-advantaged investments, and general business credits.

Conference Call / Webcast Information

Huntington’s senior management will host an earnings conference call on April 16, 2014, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast at www.huntington-ir.com or through a dial-in telephone number at (877) 684-3807; Conference ID# 17270512. Slides will be available at www.huntington-ir.com about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site, www.huntington.com. A telephone replay will be available approximately two hours after the completion of the call through April 31, 2014 at (855) 859-2056 or (404) 537-3406; conference ID# 17270512.

Please see the 2014 First Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found at: http://www.huntington-ir.com

Forward-looking Statement

This document contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: (1) worsening of credit quality performance due to a number of factors such as the underlying value of collateral that could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in general economic, political, or industry conditions; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success, impact, and timing of our business strategies, including market acceptance of any new products or services implementing our “Fair Play” banking philosophy; (6) changes in accounting policies and principles and the accuracy of our assumptions and estimates used to prepare our financial statements; (7) extended disruption of vital infrastructure; (8) the final outcome of significant litigation; (9) the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB; and (10) the outcome of judicial and regulatory decisions regarding practices in the residential mortgage industry, including among other things the processes followed for foreclosing residential mortgages. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2013 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

Basis of Presentation

Use of Non-GAAP Financial Measures

This document may contain GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this fourth quarter earnings release, conference call slides, or the Form 8-K related to this document, all of which can be found on Huntington’s website at www.huntington-ir.com.

Significant Items

From time to time, revenue, expenses, or taxes are impacted by items judged by Management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at that time to be infrequent or short term in nature. We refer to such items as “Significant Items”. Most often, these Significant Items result from factors originating outside the Company – e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, litigation actions, etc. In other cases they may result from Management decisions associated with significant corporate actions out of the ordinary course of business – e.g., merger/restructuring charges, recapitalization actions, goodwill impairment, etc.

Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, asset valuation write-downs, etc., reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.

Management believes the disclosure of “Significant Items”, when appropriate, aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the Company’s performance - i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, Management has adopted a practice of listing “Significant Items” in its external disclosure documents (e.g., earnings press releases, quarterly performance discussions, investor presentations, Forms 10-Q and 10-K).

“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those described in Huntington’s 2013 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission.

Annualized Data

Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully-Taxable Equivalent Interest Income and Net Interest Margin

Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Earnings per Share Equivalent Data

Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the Company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.

Rounding

Please note that columns of data in this document may not add due to rounding.

About Huntington

Huntington Bancshares Incorporated is a $60 billion asset regional bank holding company headquartered in Columbus, Ohio. The Huntington National Bank, founded in 1866, and its affiliates provide full-service commercial, small business, and consumer banking services; mortgage banking services; treasury management and foreign exchange services; equipment leasing; wealth and investment management services; trust services; brokerage services; customized insurance brokerage and service programs; and other financial products and services. The principal markets for these services are Huntington’s six-state retail banking franchise: Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. The primary distribution channels include a banking network of more than 700 traditional branches and convenience branches located in grocery stores and retirement centers, and through an array of alternative distribution channels including internet and mobile banking, telephone banking, and more than 1,500 ATMs. Through automotive dealership relationships within its six-state retail banking franchise area and selected other Midwest and New England states, Huntington also provides commercial banking services to the automotive dealers and retail automobile financing for dealer customers.

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